Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Radian Group Inc. on Form S-8 of our report on the consolidated financial statements and financial statement schedules of Radian Group Inc. dated March 1, 2007, March 14, 2008 as to Note A of Schedule II of Item 15, which report, based on our audit and (as to amounts included for Sherman Financial Group LLC for the year ended December 31, 2006) the report of other auditors, expresses an unqualified opinion, appearing in the Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

June 26, 2009